Exhibit 6.2

Trademark License Agreement

This Trademark License Agreement (“Agreement”), dated as of _______2020 and effective from _____________ (the “Effective Date”), is by and between Efund City Trademark LLC (“Licensor”) and Efund City Metro Income Fund LLC (“Licensee”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Licensee is engaged in Regulation A Tier 2 offering related to short-term flexible Mortgage financing business (the “Business”);

WHEREAS, Licensor owns the marks consisting of or incorporating certain logo, EFUNDCITY and 财享+, including the marks covered by the registrations and applications set forth on Schedule 1 (“Licensed Marks”); and

WHEREAS, Licensee wishes to use the Licensed Marks, and Licensor is willing to grant to Licensee a license to use the Licensed Marks, to facilitate Licensee’s conduct of the Business.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. License.

1.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term (as defined below) a non-exclusive, royalty-free, non-transferable (except as provided in Section 7), non-sublicensable (except as provided in Section 1.2) license to use the Licensed Marks in connection with the conduct of the Business, including (a) the advertising, marketing, distribution, and sale of the products and services, and any other products or services that the Parties may agree upon in writing from time to time] (“Licensed Products”); and (b) use of the Licensed Marks as part of Licensee’s corporate name, company name, or trade name, as applicable.

1.2 Sublicensing. Licensee may not grant sublicenses under this Agreement, except that Licensee may grant a sublicense of any of its rights under this Agreement to one or more of its affiliates, provided that: (a) Licensee shall ensure that each sublicensee complies with the applicable terms and conditions of this Agreement; (b) any act or omission of a sublicensee that would be a material breach of this Agreement if performed by Licensee will be deemed to be a material breach by Licensee; and (c) each sublicense will terminate automatically effective as of the earlier of (i) termination of this Agreement under Section 6 and (ii) the date the sublicensee ceases to be an affiliate/Affiliate of Licensee.

1.3 Reservation of Rights. Licensor hereby reserves all rights not expressly granted to Licensee under this Agreement.

2. Quality Control.

2.1 Quality Standards. Licensee acknowledges and is familiar with the high standards and reputation for quality symbolized by the Licensed Marks as of the Effective Date, and Licensee shall, at all times, conduct the Business and use the Licensed Marks in a manner at least consistent with such quality standards and reputation.

2.2 Use of the Licensed Mark. Licensee shall comply with Licensor’s guidelines and specifications regarding the style, appearance, and usage of the Licensed Marks and shall ensure that all uses of the Licensed Marks under this Agreement comply with all applicable laws. Licensee shall use proper notice symbols and legends as may be required under applicable law to maintain the Licensed Marks and Licensor’s rights therein.

2.3 Licensor’s Quality Control. Licensor may exercise quality control over all uses of the Licensed Marks under this Agreement to maintain the validity of the Licensed Marks and protect the goodwill associated therewith.

2.4 Approvals. Licensor acknowledges and agrees that all uses of the Licensed Marks made by Licensee and its sublicensees as of the Effective Date meet Licensor’s quality standards and the other requirements set forth in this Section 2 and are hereby deemed approved by Licensor. Approval of any use by Licensee or any sublicensee of the Licensed Marks, once given by Licensor, will continue in effect, without need for future approval, so long as Licensee’s or the applicable sublicensee’s use of the Licensed Marks in connection with the services of the Business continues to be substantially consistent with such previously approved use.

3. Ownership and Protection of the Licensed Mark.

3.1 Acknowledgment of Ownership. Licensee acknowledges that Licensor owns and will retain all right, title, and interest in and to the Licensed Marks. All use by Licensee or any sublicensee of the Licensed Marks, and all goodwill accruing therefrom, will inure solely to the benefit of Licensor.

3.2 Registration and Maintenance. Licensor has the sole right, in its discretion and at Licensee’s expense, to file, prosecute, and maintain all applications and registrations for the Licensed Marks. Licensee shall provide, at the request of Licensor, all necessary assistance with such filing, maintenance, and prosecution.

3.3 Enforcement. Licensee shall promptly notify Licensor in writing of any actual, suspected, or threatened infringement, dilution, or other conflicting use of the Licensed Marks by any third party of which it becomes aware. Licensor has the sole right, in its discretion, to bring any action or proceeding with respect to any such infringement, dilution, or other conflict and to control the conduct of any such action or proceeding (including any settlement thereof). Licensee shall provide Licensor with all assistance that Licensor may reasonably request, at Licensor’s expense, in connection with any such action or proceeding. Licensor will be entitled to retain any monetary recovery resulting from any such action or proceeding (including any settlement thereof) for its own account.

4. Indemnification. Licensee shall indemnify, defend, and hold harmless Licensor, its affiliates/Affiliates, officers, directors, employees, agents, and representatives against all losses, liabilities, claims, damages, actions, fines, penalties, expenses, or costs (including court costs and reasonable attorneys’ fees) (“Losses”) arising out of or in connection with any third-party claim, suit, action, or proceeding relating to: (a) any breach of this Agreement by Licensee; or (b) use of any Licensed Mark under this Agreement[, except for any claim based solely on infringement, dilution, or other violation of any trademark rights of any third party arising out of the use of the Licensed Marks in accordance with this Agreement.

5. Disclaimer; Limitation of Liability.

5.1 Disclaimer. EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT AND THE LICENSED MARKS, INCLUDING ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSOR MAKES NO REPRESENTATION OR WARRANTY THAT ANY LICENSED MARK IS VALID OR THAT THE EXERCISE BY LICENSEE OF ANY RIGHTS GRANTED UNDER THIS AGREEMENT WILL NOT INFRINGE THE RIGHTS OF ANY PERSON.

5.2 Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES RELATING TO THIS AGREEMENT OR USE OF THE LICENSED MARKS HEREUNDER, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6. Term and Termination.

6.1 Term. This Agreement begins on the Effective Date and will remain in force until terminated pursuant to Section 6.2 or 6.3 (“Term”).

6.2 Termination by Licensor. Licensor may terminate this Agreement immediately upon written notice to Licensee if (a) Licensee materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof; or (b) Licensee ceases to be an affiliate of Licensor.

6.3 Termination by Licensee. Licensee may terminate this Agreement at any time without cause, and without incurring any additional obligation, liability, or penalty, by providing at least thirty (30) days’ prior written notice to Licensor.

7. Assignment. Licensee may not assign or transfer any of its rights or obligations under this Agreement other than to one of its affiliates/Affiliates without Licensor’s prior written consent. Any purported assignment or transfer in violation of this Section will be void and of no force and effect.

8. General Provisions.

8.1 Amendments. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties.

8.2 No Third-Party Beneficiaries. Except for the right of Licensor’s affiliates/Affiliates, officers, directors, employees, agents, and representatives to enforce their rights to indemnification under this Agreement, this Agreement solely benefits the Parties and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

8.3 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

8.4 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

8.5 Governing Law. This Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement and thereto are governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

8.6 Waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof, nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

8.7 Notices. All correspondence or notices required or permitted to be given under this Agreement must be in writing, in English, and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time). Each Party shall deliver all notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) upon receipt by the receiving Party and (b) if the Party giving the notice has complied with the requirements of this Section. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as specified in a notice given in accordance with this Section):

If to Licensor:	888 7th Avenue, 28th Floor New York, NY Attn: CEO

If to Licensee:	888 7th Avenue, 28th Floor New York, NY Attn: CEO

8.8 Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments, and appendices, constitutes the sole and entire agreement of Licensor and Licensee with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

Efund City Trademark LLC

By
Name:
Title:

Efund City Metro Income Fund LLC

By
Name:
Title:

Schedule 1 Licensed Marks